Exhibit 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

March 11, 2020

SCYNEXIS, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

Ladies and Gentlemen:

We have acted as counsel to SCYNEXIS, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,925,959 shares of the Company’s Common Stock, par value $0.001 per share, consisting of (i) 3,896,548 of Common Stock (the “2014 Shares”) issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 29,411 shares of Common Stock (the “2014 ESPP Shares” and together with the 2014 Shares, the “Shares”) issuable pursuant to the Company’s 2014 Employee Stock Purchase Plan (together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials,; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com